Exhibit 10.16
UPS LONG-TERM INCENTIVE PERFORMANCE PROGRAM
Amended and Restated Terms and Conditions

Approved February 12, 2020

1.	Establishment, Objectives and Duration.

1.1
Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates the terms and conditions of the UPS Long-Term Incentive Performance Program (“LTIP”) which provides for Awards in the form of Restricted Performance Units (“Units”) pursuant to the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan (“ICP”). Unless otherwise defined in this document, capitalized terms shall have the meanings set forth in the ICP. These LTIP Terms and Conditions shall be effective for any LTIP awards made on or after the date set forth above (“LTIP Effective Date”).

1.2
Objectives of the LTIP. The objectives of the LTIP are to align incentive pay with long-term performance related to key business objectives, enhance retention of key talent, and align the interests of shareowners with the incentive compensation opportunity for executives.

1.3
Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 13.6 hereof.

2.	Administration.

2.1	Authority of the Committee. The LTIP shall be administered by the Committee, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.

2.2	Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any employee, and their estates and beneficiaries.

3.
Units Subject to Award. Your target number of Units subject to an Award is determined by (1) the product of (a) your Target LTIP Award Percentage on Exhibit A multiplied by (b) your annualized monthly salary in effect on the grant date specified in your award document (the “Grant Date”), then (2) divided by the Fair Market Value of a share of the

Company’s class B common stock (the “Stock”) on the Grant Date, rounded up to the nearest whole number of Units.

4.	Award Document. You will receive an Award Document that specifies the Grant Date, the target number of Units subject to an Award, and such other provisions as the Committee shall determine.

5.
Acceptance. You must expressly accept the terms and conditions of your Award. To accept, log on to Merrill Lynch Benefits Online at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance. If you do not accept your Award in the manner instructed by the Company, the Units subject to an Award may be subject to cancellation. If you do not wish to receive this Award, then you understand that you must reject the Award by contacting Investor Services (investorsvcs@ups.com or (404) 828-8807) no later than 90 days following the Grant Date specified in your Award Document in which case the Award will be cancelled.

6.
Performance Metrics; Earned Units. The number of Units earned for an Award will be determined based upon the Company’s (a) adjusted earnings per share growth and (b) adjusted free cash flow performance, each during a three-year performance period (the “Performance Period”), subject to modification based on (c) total shareholder return performance during the Performance Period. Performance and payout will be determined independently for each metric.

6.1
Adjusted Earnings Per Share Growth. Adjusted earnings per share is determined by dividing the Company’s adjusted net income available to common shareowners by the diluted weighted average shares outstanding during the Performance Period. The adjusted earnings per share growth target is the projected average annual adjusted earnings per share growth during each of the years within the Performance Period. The actual adjusted earnings per share growth for each year of the Performance Period will be compared to the target and assigned a payout percentage; the average of the three payout percentages will be used to calculate the final payout percentage under this metric. Following the completion of the Performance Period, the Committee will certify (i) the actual adjusted earnings per share growth for the Performance Period; (ii) the actual adjusted earnings per share growth for the Performance Period as compared to the target; and (iii) the final payout percentage for this metric.

6.2
Adjusted Free Cash Flow. Adjusted free cash flow is determined by reducing the Company’s adjusted cash flow from operations by adjusted capital expenditures and proceeds from disposals of fixed assets, and adjusting for net changes in finance receivables, other investing activities and discretionary pension contributions. The adjusted free cash flow target is the projected aggregate adjusted free cash flow generated during the entire three years of the Performance

Period. Following the completion of the Performance Period, the Committee will certify (i) the actual adjusted free cash flow for the Performance Period; (ii) the actual adjusted free cash flow for the Performance Period as compared to the target; and (iii) the final payout percentage for this metric.

6.3
Total Shareholder Return. Total shareholder return measures the total return on an investment in the Stock to an investor (stock price appreciation plus dividends). The total return on the Stock shall be compared with the total return on the stocks of the companies listed on the Standard & Poor’s 500 Composite Index (“Index”) at the beginning of the Performance Period. The Committee shall then assign the Company a percentile rank relative to the companies listed on the Index (the “S&P 500 Companies”) based on total shareholder return performance (“relative total shareholder return” or “RTSR”). Following the completion of the Performance Period, the Committee will certify (i) the Company’s actual total shareholder return for the Performance Period; (ii) the total shareholder return of each of the S&P 500 Companies during the Performance Period; (iii) the percentile ranking for the Company as compared to S&P 500 Companies for the Performance Period; and (iv) the final payout modifier, if any, for the Award as described below.

6.3.1	Payout Modifier: The number of Units earned under an Award may be modified up or down, if applicable, based on RTSR as follows:

Total Shareholder Return Percentile Rank Relative to S&P 500 Companies	Payout Modifier
Above 75th percentile	+20%
Between 25th and 75th percentile	None
Below 25th percentile	-20%

6.3.2	TSR Calculation: TSR is determined as follows:

TSR =	(Ending Average + Dividends Paid ) – Beginning Average
Beginning Average
Beginning Average: the average closing price of a share of the respective S&P 500 Company’s common stock for the 20 trading days prior to the start of the Performance Period on which shares of such company’s common stock were traded.

Ending Average: the average closing price of a share of the respective S&P 500 Company’s common stock over the last 20 trading days of the Performance Period, accounting for compounding Dividends Paid, on which shares of such company’s common stock were traded.
Dividends Paid: the total of all dividends paid on one share of the respective S&P 500 Company’s common stock during the Performance Period, provided that the record date occurs during the Performance Period, and provided further that dividends shall be treated as though they are reinvested on the day of payment using the closing price of a share of the respective S&P 500 Company’s common stock on that day.

6.4
Adjustments. In determining attainment of performance targets the Committee will have discretion to exclude the effect of unusual or infrequently occurring items, charges for restructurings (including employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine to exclude the effect of other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or discussion and analysis of management.

7.	Calculation of Units Earned. The number of Units earned under an Award will be calculated as follows:

(a) Adjusted Earnings Per Share Payout % x ½ Target Number of Units	+	(b) Adjusted Free Cash Flow Payout % x ½ Target Number of Units	+/ -	(c) RTSR Payout Modifier (if applicable)	~~=~~	Award Payout % (Based on Target Number of Units)

The Award Payout % is then multiplied by the target number of Units received under the Award, plus any dividend equivalent units (described below), to determine the total number of Units earned for the Award.

8.	Transferability. You may not sell, gift, or otherwise transfer or dispose of any Units.

9.
Vesting Terms. If you remain an active employee through the last business day of the Performance Period, then the number of Units that vest following the end of the Performance Period, if any, will be based on the achievement of the performance goals related to each of the performance metrics set forth herein. Shares attributable to the number of vested Units and dividend equivalent units (described below), if any, will be transferred to you during the calendar quarter following the end of the Performance

Period. Except as set forth below, if employment with the Company is terminated after the Date of Grant but prior to the last business day of the Performance Period, then your unvested Units will be forfeited.

9.1
Death. If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of death, then Shares attributable to a prorated number of Units (calculated at target based on the number of months worked during the Performance Period) will be transferred to your estate no later than 90 days after the date of your death.

9.2
Disability or Retirement. If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of disability or Retirement (as defined below), then Shares attributable to a prorated number of vested Units (based on actual results and the number of months worked during the Performance Period) will be transferred to you during the calendar quarter following the end of the Performance Period.

9.3
Demotion. If you are an active employee for six continuous months from the beginning of the Performance Period and, prior to the last business day of the Performance Period, you are demoted to a position that would have been ineligible to receive an LTIP award, then Shares attributable to a prorated number of vested Units (based on actual results and the number of months worked during the Performance Period prior to the demotion) will be transferred to you during the calendar quarter following the end of the Performance Period.

For purposes of the LTIP, Retirement is defined as (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

10.
Repayment. If an Award has been paid to an Executive Participant or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award are materially restated and that the Executive Participant engaged in fraud or intentional misconduct, then the Company will seek repayment or recovery of the Award, as appropriate, notwithstanding any contrary provision of the ICP. In addition, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

11.	Withholding. Awards shall be reduced for applicable taxes or you will be required to remit taxes to the Company in accordance with the terms of the ICP.

12.
Dividend Equivalents. Dividends payable on the number of shares represented by your Units (including whole and fractional Units) will be allocated to your account in the form of dividend equivalent units (“DEUs”) (whole and fractional). DEUs will be allocated to your account each time dividends are paid by (i) multiplying the cash (or stock) dividend paid per share of the Company’s class B common stock by the number of outstanding target number Units (and previously credited DEUs) prior to adjustment for the dividend, and (ii) dividing the product by the NYSE closing price of the Company’s class B common stock on the day the dividend is declared, provided that the record date occurs after the Grant Date. DEUs will be subject to the same vesting conditions as the underlying Award.

13.	Miscellaneous.
13.1 Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.

13.2
Section 409A. Each Award is intended either to be exempt from Section 409A or to comply with Section 409A. To the extent that benefits provided under an Award constitute deferred compensation for purposes of Section 409A and to the extent that deferred compensation is payable upon a “separation from service” as defined in Section 409A, no amount of deferred compensation shall be paid or transferred to you as a result of your separation from service until the date which is the earlier of (i) the first day of the seventh month after your separation from service or (ii) the date of your death (the “Delay Period”). All amounts subject to the Delay Period shall be transferred to you promptly after the Delay Period.

13.3
Severability. The provisions of this LTIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.4
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this LTIP shall not operate or be construed as a waiver of any other provision of this LTIP, or of any subsequent breach by you or any other participant.

13.5	Imposition of Other Requirements. The Committee reserves the right to impose other requirements on your participation in the LTIP, on the Units and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.6
Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any Award at any time subject to the terms of the ICP. Any such amendment shall be in writing and approved by the Committee. The UPS Salary Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.

Exhibit A

Long-Term Incentive Performance Program

CLASSIFICATION	TARGET LTIP AWARD PERCENTAGE
Chief Executive Officer	750%
Chief Operating Officer	575%
Chief Financial Officer	550%
Chief Strategy and Transformation Officer	450%
Management Committee Members	350%
Region Managers	200%
District Managers	100%
Region Staff Managers	50%